UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act 1934

Date of Report (Date of earliest event reported): November 2, 2011

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire		03842-1720
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On November 2, 2011, the Massachusetts Supreme Judicial Court (“SJC”) issued its decision (the “Decision”) vacating an order (the “Order”) issued on November 2, 2009 by the Massachusetts Department of Public Utilities (“MDPU”) in which the MDPU ordered Unitil Corporation’s Massachusetts electric and natural gas distribution utility, Fitchburg Gas and Electric Light Company d/b/a Unitil (the “Company”) to refund $4.6 million of natural gas costs, plus carrying charges. The SJC’s Decision vacates the MDPU’s penalty of $4.6 million, plus interest, in favor of a penalty of $0.2 million, plus interest. The Company had previously recorded a pre-tax charge to earnings and recognized a Regulatory Liability of $4.9 million in the fourth quarter of 2009 based on the MDPU’s original Order. As a result of the Decision, the Regulatory Liability will be adjusted and the Company expects to recognize a gain, net of litigation costs, of approximately $4.3 million in the fourth quarter of 2011.

The MDPU’s original Order issued in 2009 found that the Company had engaged in certain price stabilization practices for the 2007 / 2008 and 2008 / 2009 heating seasons without the MDPU’s prior approval and that the Company’s natural gas purchasing practices were imprudent. The Company appealed the MDPU’s decision to the SJC. The SJC concluded that no statute or precedent required the Company to seek preapproval of its natural gas purchasing plan and that the MDPU’s order to the contrary was an error of law. The SJC also reversed the MDPU’s imprudence findings with respect to the price-locking purchases of natural gas made during the summer of 2007 and during February through August 2008, finding that this determination was unsupported by record evidence. The SJC upheld the MDPU’s finding of imprudence with respect to a single purchase of natural gas made on November 25, 2008, finding that, while well-intentioned, the type of purchase undertaken by the Company was improperly designed to take advantage of one-time market conditions. The SJC calculated that, as a result of this purchase, the Company incurred $0.2 million in unreasonable natural gas costs and required the Company to refund this amount, with interest, to customers.

Attached as Exhibit 99.1 is the Slip Opinion of the SJC.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Number	Exhibit

99.1	SJC Slip Opinion

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Mark H. Collin
Senior Vice President, Chief Financial Officer and Treasurer

Date: November 3, 2011

EXHIBIT INDEX

Number	Exhibit

99.1	SJC Slip Opinion